News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces
Improved Fourth Quarter and
Record Fiscal 2006 Full Year Results

Whippany, New Jersey, November 16, 2006   —   Suburban Propane Partners, L.P. (the ‘‘Partnership’’) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced improved results for the fiscal 2006 fourth quarter over the prior year period and record results for the fiscal year ended September 30, 2006.

Fourth Quarter 2006 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2006, the Partnership’s net loss was $21.0 million, or $0.66 per Common Unit, compared to a net loss of $38.5 million, or $1.23 per Common Unit for the fourth quarter of fiscal 2005. Earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) amounted to a loss of $2.8 million for the fiscal 2006 fourth quarter, an improvement of $14.9 million compared to a loss of $17.7 million for the prior year quarter.

EBITDA and net loss for the fiscal 2006 fourth quarter were negatively impacted by $11.2 million as a result of the following significant charges: (i) a non-cash pension settlement charge of $4.4 million related to accelerated recognition of actuarial losses related to the Partnership's defined benefit pension plan as a result of the level of lump sum retirement benefit payments made during fiscal 2006 in line with the reduction in headcount; (ii) incremental professional services fees of $4.0 million associated with the previously announced exchange of the general partner’s interests for Common Units that was consummated on October 19, 2006; (iii) a $1.6 million restructuring charge related primarily to severance benefits associated with the continued field realignment efforts, including the restructuring of the Partnership’s heating, ventilation and air conditioning (‘‘HVAC’’) segment which began in the third quarter of fiscal 2006; and (iv) a charge of $1.2 million within cost of products sold to reduce the carrying value of inventory that will no longer be marketed by the Partnership’s customer service centers. The fiscal 2006 fourth quarter includes 14 weeks of operations compared to 13 weeks in the prior year quarter.

The prior year fourth quarter EBITDA and net loss was negatively impacted by a $2.2 million restructuring charge attributable to the realignment of the Partnership’s field operations and a $0.7 million charge attributable to impairment of goodwill associated with the HVAC segment.

The Partnership’s results for the fiscal 2006 fourth quarter and the full year reflect the positive steps taken at the end of fiscal 2005 and throughout fiscal 2006 to realign its field operations, restructure its HVAC business and improve the customer mix by exiting certain lower margin business in both the propane and refined fuels segments. By focusing on the areas within its control, the Partnership has implemented operational efficiencies and significantly streamlined its cost structure, generating a 7.0% reduction in operating expenses despite an additional week of activity in the fiscal 2006 fourth quarter and higher variable compensation costs as a result of increased earnings.

In the commodities market, average posted prices for both propane and fuel oil remained high in the fourth quarter relative to historical trends, even with a slight decline during the month of September, thus continuing to negatively affect volumes as a result of customer conservation. Average posted prices of propane and fuel oil during the fourth quarter of fiscal 2006 increased 14% and 5%, respectively, compared to the average posted prices in the prior year quarter. Retail propane gallons sold in the fourth quarter of fiscal 2006 decreased 1.6 million gallons, or 2.1%, to 75.5 million gallons compared to 77.1 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 16.8 million gallons, or 45.0%, to 20.5 million gallons during the fourth quarter of fiscal 2006 compared to 37.3 million gallons in the prior year quarter, primarily a result of the Partnership’s decision to exit certain lower margin low sulfur diesel and gasoline business combined with the impact of high commodity prices on fuel oil volumes.

Revenues from the distribution of propane and related activities of $190.7 million in the fourth quarter of fiscal 2006 increased $35.0 million, or 22.5%, compared to $155.7 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned higher product costs, partially offset by the impact of lower volumes. Revenues of $51.1 million from distribution of fuel oil and other refined fuels decreased $27.4 million, or 34.9%, from $78.5 million in the prior year quarter, primarily as a result of lower volumes, partially offset by higher average selling prices. While revenues in the fuel oil and refined fuels segment decreased, the Partnership’s decision to exit certain lower margin business has had a favorable impact on overall segment profitability.

Revenues in the natural gas and electricity marketing segment decreased $2.5 million, or 12.0%, to $18.4 million in the fourth quarter of fiscal 2006 compared to $20.9 million in the prior year quarter, primarily due to lower average selling prices for both electricity and natural gas offset to an extent by higher electricity volumes. Revenues in the HVAC segment decreased $7.0 million, or 29.0%, to $17.1 million from $24.1 million in the prior year quarter, primarily as a result of the Partnership’s decision to reduce the level of HVAC installation activities as part of its restructuring of the HVAC segment.

Beginning with the fiscal 2006 third quarter, the Partnership reports all unrealized (non-cash) gains or losses attributable to the mark-to-market on derivative instruments (‘‘FAS 133’’) within cost of products sold. Unrealized gains or losses for all prior periods presented have been reclassified from operating expenses to cost of products sold for comparative purposes. Cost of products sold in the fiscal 2006 fourth quarter includes a $7.0 million unrealized (non-cash) gain attributable to FAS 133, compared to a $4.4 million unrealized (non-cash) loss in the prior year quarter.

Combined operating and general and administrative expenses of $100.9 million decreased $0.1 million compared to the prior year quarter of $101.0 million, despite the additional week of operations in the current year quarter. The fiscal 2006 fourth quarter general and administrative expenses included the aforementioned $4.0 million incremental professional services fees associated with the general partner exchange transaction consummated on October 19, 2006. Offsetting the impact of these incremental professional services fees, combined operating and general and administrative expenses declined $4.1 million, or 4.1%, despite the additional week of operations and higher variable compensation costs, reflecting the impact of the field realignment efforts and the reorganization of its HVAC segment.

Fiscal Year 2006 Results

The Partnership reported record net income and EBITDA for the fiscal year ended September 30, 2006. Net income of $90.7 million, or $2.84 per Common Unit, increased $98.8 million compared to a net loss of $8.1 million, or $0.26 per Common Unit, in fiscal 2005. Fiscal 2006 EBITDA amounted to $165.3 million, an increase of $58.2 million compared to Adjusted EBITDA of $107.1 million for fiscal 2005. Fiscal 2006 includes 53 weeks of operations compared to 52 weeks in the prior year.

EBITDA and net income for fiscal 2006 were unfavorably impacted by $17.5 million as a result of certain significant items relating mainly to (i) $6.1 million of restructuring charges primarily related to severance benefits associated with the previously announced field realignment and restructuring of the

HVAC business; (ii) incremental professional services fees of $5.0 million associated with the previously announced exchange of the general partner’s interests for Common Units that was consummated October 19, 2006; (iii) a non-cash pension settlement charge of $4.4 million; and (iv) a charge of $2.0 million within cost of products sold to reduce the carrying value of inventory that will no longer be marketed by the Partnership’s customer service centers.

Adjusted EBITDA and net loss for fiscal 2005 were unfavorably impacted by $3.5 million and $39.7 million, respectively, as a result of certain significant items relating mainly to (i) a $36.2 million loss on debt extinguishment associated with the Partnership’s debt refinancing; (ii) a $2.8 million restructuring charge attributable primarily to severance associated with the realignment of the Partnership’s field operations; and (iii) a $0.7 million charge attributable to impairment of goodwill associated with the HVAC segment.

Fiscal 2006 presented a very challenging operating environment resulting from the combination of significantly warmer than normal temperatures, particularly during the most critical heating months of January and February, and rising commodity prices. Nationwide average temperatures, as reported by the National Oceanic and Atmospheric Administration, were 11% warmer than normal for fiscal 2006 compared to 6% warmer than normal in fiscal 2005. In the commodities markets, average posted prices of propane and fuel oil during fiscal 2006 increased 22% and 21%, respectively, compared to average posted prices in fiscal 2005.

The warmer than normal temperatures, combined with the impact on customer buying habits from the high price environment, certainly had a negative effect on propane and refined fuels volumes. However, as reported throughout the year, the most significant impact on volumes during fiscal 2006 was from the Partnership’s efforts to focus on more profitable customers, particularly in its refined fuels segment and in the commercial and industrial propane customer base. Retail propane gallons sold in fiscal 2006 decreased 49.2 million gallons, or 9.5%, to 466.8 million gallons from 516.0 million gallons in fiscal 2005. Sales of fuel oil and other refined fuels decreased 98.9 million gallons, or 40.4%, to 145.6 million gallons compared to 244.5 million gallons in the prior year. The Partnership’s decision to exit the majority of its low sulfur diesel and gasoline businesses toward the end of fiscal 2005 resulted in a reduction in volumes in the refined fuels segment of approximately 51.8 million gallons in fiscal 2006 compared to the prior year, yet resulted in a favorable impact on overall segment profitability.

Revenues from the distribution of propane and related activities of $1.1 billion in fiscal 2006 increased $116.2 million, or 12.0%, compared to $969.9 million in fiscal 2005, primarily due to higher average selling prices in line with the aforementioned higher product costs, offset to an extent by the impact of lower volumes. Revenues of $356.5 million from distribution of fuel oil and other refined fuels decreased $74.7 million, or 17.3%, from $431.2 million in the prior year, primarily as a result of lower volumes, partially offset by higher average selling prices.

Revenues in the natural gas and electricity marketing segment increased $19.3 million, or 18.8%, to $122.1 million in fiscal 2006 primarily from higher average prices for both natural gas and electricity, coupled with higher electricity volumes. Revenues in the HVAC segment decreased $18.8 million, or 17.7%, to $87.3 million in fiscal 2006 from $106.1 million in the prior year, primarily as a result of the decision during the third quarter of fiscal 2006 to reorganize the HVAC segment and to reduce the level of HVAC installation activities. The focus of the Partnership’s ongoing service offerings will be in support of its existing propane, refined fuels and natural gas and electricity segments, thus reducing overall HVAC segment revenues.

Cost of products sold in fiscal 2006 includes a $14.5 million unrealized (non-cash) gain attributable to the mark-to-market on derivative instruments (‘‘FAS 133’’), compared to a $2.5 million unrealized (non-cash) loss in the prior year.

Combined operating and general and administrative expenses of $434.0 million decreased $6.9 million, or 1.6%, compared to $440.9 million in the prior year. With the field realignment initiatives which began during the third quarter of fiscal 2005, including the reorganization of the Partnership’s HVAC segment, the Partnership has significantly restructured its operating footprint and has realized significant cost savings through the achievement of operating efficiencies. Combined operating and general and administrative expenses declined despite the additional week of operations in fiscal 2006, the aforementioned incremental professional services fees of $5.0 million associated with the recently consummated exchange of the general partner’s interests, as well as a $15.4 million increase in variable compensation expense in line with the increased earnings. As a result of the positive steps taken to lower headcount and reduce the amount of vehicles deployed in field operations, the Partnership has generated cost savings in payroll and benefit costs, costs to maintain its fleet and savings in other costs to support it operations in excess of $27.0 million compared to the prior year.

In addition to the impact on earnings from the efficiencies and cost savings, earnings for fiscal 2006 were favorably impacted by the Partnership’s decision, following the fiscal 2005 heating season, to eliminate the fuel oil cap program. During fiscal 2005, the Partnership was unable to pass on fully the rise in fuel oil prices due to restrictions of a fuel oil cap program, which pre-established a maximum price per gallon. This, coupled with the Partnership’s decision not to hedge this pricing program for the February through April 2005 deliveries when confronted with unprecedented costs to properly hedge the program during that period, significantly restricted margin opportunities in fiscal 2005. The impact of the lost margin opportunity on the prior year was approximately $21.5 million. By eliminating this pricing program for fiscal 2006, the Partnership no longer incurs the cost of hedging deliveries associated with this program and has been successful in implementing its market-based pricing strategies in the field operations, without significant customer losses.

Depreciation and amortization expense decreased $4.6 million, or 12.2%, to $33.2 million primarily as a result of lower amortization expense on intangible assets that have been fully amortized, coupled with lower depreciation from asset retirements. The fiscal 2006 depreciation and amortization expense included a $1.1 million asset impairment charge associated with the Partnership’s field realignment efforts, as well as the write-down of certain assets in the all other business segment, compared to a $1.2 million impairment charge included in depreciation and amortization expense in the prior year.

Net interest expense increased $0.3 million, or 0.7%, to $40.7 million in fiscal 2006 as a result of increased borrowings under the Partnership’s working capital facility during the fiscal 2006 heating season compared to the prior year. During the fourth quarter of fiscal 2006, the Partnership made a voluntary contribution of $10.0 million to its defined benefit pension plan, thus improving the funded status of that plan and further strengthening the Partnership’s financial position. Despite this voluntary contribution and the continued high commodity price environment, the Partnership ended fiscal 2006 with no amounts outstanding under its working capital facility.

In announcing these results, Chief Executive Officer Mark A. Alexander said, ‘‘Our record earnings for fiscal 2006 are a testament to the success of the major initiatives that we undertook, such as the reorganization of our operating footprint, shifting our focus to a more profitable customer mix and margin improvement in the refined fuels segment from the elimination of the fuel oil cap program. These initiatives generated cost savings in excess of $27.0 million in fiscal 2006 alone. The elimination of the fuel oil cap program resulted in an improvement in fuel oil margins of approximately $21.5 million compared to the prior year.’’

Mr. Alexander continued, ‘‘We anticipate further cost savings in fiscal 2007 from the full-year effect of these activities, and we look forward to the opportunities and challenges that lie ahead. We believe we have enhanced our already solid operating platform for profitable growth into the future. And with the recent consummation of the exchange of our general partner’s interests, our Common Unitholders will receive the benefit of 100% of all future growth opportunities.’’

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses including the results of our recent field realignment initiative;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The impact of legal proceedings on the Partnership’s business; and

•	The Partnership’s ability to integrate acquired businesses successfully.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2005 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended September 30, 2006 and September 24, 2005
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Revenues
Propane	$190,676	$155,668	$1,086,083	$969,943
Fuel oil and refined fuels	51,119	78,515	356,531	431,223
Natural gas and electricity	18,355	20,872	122,071	102,803
HVAC	17,075	24,114	87,258	106,115
All other	2,011	2,470	9,697	10,150
	279,236	281,639	1,661,640	1,620,234
Costs and expenses
Cost of products sold	175,081	195,548	1,051,797	1,069,745
Operating	82,463	88,642	370,434	393,738
General and administrative	18,453	12,361	63,561	47,191
Restructuring costs	1,649	2,150	6,076	2,775
Pension settlement charge	4,437	—	4,437	—
Impairment of goodwill	—	656	—	656
Depreciation and amortization	8,286	10,249	33,151	37,762
	290,369	309,606	1,529,456	1,551,867
(Loss) income before loss on debt extinguishment, interest expense and provision for income taxes	(11,133)	(27,967)	132,184	68,367
Loss on debt extinguishment	—	—	—	36,242
Interest expense, net	9,488	10,088	40,680	40,374
(Loss) income before provision for income taxes	(20,621)	(38,055)	91,504	(8,249)
Provision for income taxes	410	467	764	803
(Loss) income from continuing operations	(21,031)	(38,522)	90,740	(9,052)
Discontinued operations:
Gain on sale of customer service centers	—	—	—	976
Net (loss) income	$(21,031)	$(38,522)	$90,740	$(8,076)
General Partner's interest in net (loss) income	$(883)	$(1,197)	$2,628	$(251)
Limited Partners' interest in net (loss) income	$(20,148)	$(37,325)	$88,112	$(7,825)
(Loss) income from continuing operations per Common Unit – basic (a)	$(0.66)	$(1.23)	$2.84	$(0.29)
Discontinued operations	$—	$—	$—	$0.03
Net (loss) income per Common Unit – basic (a)	$(0.66)	$(1.23)	$2.84	$(0.26)
Weighted average number of Common Units outstanding — basic	30,314	30,278	30,310	30,276
(Loss) income from continuing operations per Common Unit – diluted (a)	$(0.66)	$(1.23)	$2.83	$(0.29)
Discontinued operations	$—	$—	$—	$0.03
Net (loss) income per Common Unit – diluted (a)	$(0.66)	$(1.23)	$2.83	$(0.26)
Weighted average number of Common Units outstanding – diluted	30,314	30,278	30,453	30,276
Supplemental Information:
EBITDA and Adjusted EBITDA (b)	$(2,847)	$(17,718)	$165,335	$107,105
Retail gallons sold:
Propane	75,460	77,128	466,779	516,040
Refined fuels	20,538	37,276	145,616	244,536
Capital expenditures:
Maintenance	$4,102	$2,845	$11,141	$10,672
Growth	$3,652	$3,326	$11,916	$18,629

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(a)	Computations of earnings per Common Unit reflect the application of Emerging Issues Task Force (‘‘EITF’’) consensus 03-6 ‘‘Participating Securities and the Two-Class Method Under FAS 128’’ (‘‘EITF 03-6’’) which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which are considered participating securities for purposes of the two-class method). The requirements of EITF 03-6 do not apply to the computation of net income (loss) per Common Unit in periods in which a net loss is reported. For the year ended September 30, 2006, the computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.07 per Common Unit compared to the computation under FAS 128. Additionally, the computation of net income per Common Unit does not reflect the elimination of the general partner's incentive distribution rights and general partner interests following the general partner exchange transaction consummated on October 19, 2006 (subsequent to the end of fiscal 2006) which will eliminate the requirement to apply the two-class method in all future periods.

(b)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. We use the term Adjusted EBITDA to reflect the presentation of EBITDA for the year ended September 24, 2005 exclusive of the impact of the non-cash charge for loss on debt extinguishment in the amount of $36.2 million. We use this non-GAAP financial measure in order to assist industry analysts and investors in assessing our liquidity on a year-over-year basis. Moreover, our revolving credit agreement requires us to use EBITDA or Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (‘‘GAAP’’) and should not be considered as alternatives to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of EBITDA and Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Year Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Net (loss) income	$(21,031)	$(38,522)	$90,740	$(8,076)
Add:
Provision for income taxes	410	467	764	803
Interest expense, net	9,488	10,088	40,680	40,374
Depreciation and amortization	8,286	10,249	33,151	37,762
EBITDA	(2,847)	(17,718)	165,335	70,863
Loss on debt extinguishment	—	—	—	36,242
Adjusted EBITDA	(2,847)	(17,718)	165,335	107,105
Add / (subtract):
Provision for income taxes	(410)	(467)	(764)	(803)
Loss on debt extinguishment	—	—	—	(36,242)
Interest expense, net	(9,488)	(10,088)	(40,680)	(40,374)
Loss (gain) on disposal of property, plant and equipment, net	189	(155)	(1,000)	(2,043)
Gain on sale of customer service centers	—	—	—	(976)
Changes in working capital and other assets and liabilities	61,993	45,146	47,430	12,338
Net cash provided by / (used in):
Operating activities	$49,437	$16,718	$170,321	$39,005
Investing activities	$(6,667)	$(5,505)	$(19,092)	$(24,631)
Financing activities	$(20,075)	$(8,010)	$(105,069)	$(53,444)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (‘‘SEC’’). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.